                                                                    EXHIBIT 12.1

                       STATEMENT RE COMPUTATION OF RATIOS
                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)

                                                            YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------
                                               1996       1997       1998        1999       2000
                                             --------   --------   ---------   --------   --------
RATIO OF EARNINGS TO FIXED CHARGES:
Earnings:
  Income (loss) before income taxes,
     minority interest.....................  $ 99,052   $105,571   $(395,081)  $139,985   $129,554
  Add: interest expense....................    15,780     22,849      38,069     55,943     60,356
                                             --------   --------   ---------   --------   --------
                                             $114,832   $128,420   $(357,012)  $195,928   $189,910
                                             ========   ========   =========   ========   ========
Fixed Charges(1):
  Interest expense.........................  $ 15,780   $ 22,849   $  38,069   $ 55,943   $ 60,356
  Capitalized interest.....................     3,770      5,419       3,540         --         --
                                             --------   --------   ---------   --------   --------
                                             $ 19,550   $ 28,268   $  41,609   $ 55,943   $ 60,356
                                             ========   ========   =========   ========   ========
Ratio of earnings to fixed charges(2)......       5.9        4.5          --        3.5        3.1
                                             ========   ========   =========   ========   ========

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(1) The majority of facilities and substantially all equipment is owned by the
    Company. Accordingly, the interest portion of rent expense is not significant.

(2) For the year ended December 31, 1998, the Company had a deficiency of earnings compared to its fixed charges of $(398,621,000).

(3) During August 1996, the Company guaranteed $3,600,000 of debt of the Chairman with a third party bank. Interest paid by the Company on behalf of the Chairman is charged to the Chairman as compensation expense and amount to $160,916, $163,166 and $181,901 for the years ended December 31, 2000,
    1999 and 1998, respectively. Such amounts have been excluded from the computation of the ratio of fixed charges.